Exhibit 4.2

XYRATEX LTD

Restricted Stock Unit Agreement

Grant Notice

Xyratex Ltd (the “Company”) hereby grants you, [Name] (the “Employee”), an award of Restricted Stock Units (“RSUs”) under the Company’s 2006 Incentive Award Plan (the “Plan”), the terms of which are hereby incorporated by reference.  Your award of RSUs represents an unsecured right to acquire common shares of the Company at a future date.  The date of this Restricted Stock Unit Agreement, which includes Appendix A and Appendix B attached hereto and incorporated herein by reference (the “Agreement”), is [Date].  Subject to the remaining terms of this Agreement and of the Plan, the principal features of this award are as follows:

Number of RSUs:   [Number] (the “Total Grant”)

Vesting of RSUs:   The RSUs will vest according to the following schedule (the “Vesting Schedule”):

The number of RSUs eligible for vesting shall be equal to the product of the Total Grant and the Achievement Ratio (as defined in Appendix B) as determined on [Date] (the “Determination Date”) and rounded down to the nearest whole unit (the “Vesting Eligible RSUs”).

So long as you remain in Continuous Service through each such date, twenty-five percent (25%) of the Vesting Eligible RSUs (rounding up to the nearest whole RSU) shall become vested on [Date](the “Vesting Start Date”) and on each anniversary of the Vesting Start Date such that one hundred percent (100%) of the Vesting Eligible RSUs are vested on the third (3rd) anniversary of the Vesting Start Date.

For the purposes of this Agreement, “Continuous Service” means that the Employee’s service with the Company is not interrupted or terminated.  The Employee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Employee renders service to the Company.  The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave

Unless otherwise defined herein, in Appendix A or in Appendix B, capitalized terms herein, in Appendix A or in Appendix B shall have the defined meanings ascribed to them in the Plan.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in this Agreement (including Appendix A and Appendix B) and the Plan.  For example, important additional information on vesting and forfeiture of the RSUs is contained in Paragraphs 4 through 6 of Appendix A and important additional information on Taxes is contained in Paragraph 6(b) of Appendix A.  PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT AND APPENDIX B WHICH CONTAINS THE SPECIFIC FORMULA BY WHICH RSUs MAY BECOME ELIGIBLE FOR VESTING.

XYRATEX LTD	EMPLOYEE

[NAME]	[NAME]

[TITLE]	Address:

Date: [Date]	Date:

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1.             Grant.  The Company hereby grants to the Employee under the Plan an award of that number of RSUs set forth on the first page of this Agreement, subject to all of the terms and conditions in this Agreement and the Plan.

2.             Plan Governs.  The RSUs are issued pursuant to, and the terms of this Agreement are subject to, all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

3.             Company’s Obligation to Pay.  Each RSU has a value equal to the Fair Market Value of a Share on the date the Shares subject thereto are distributed.  Unless and until the RSUs will have vested in the manner set forth in paragraphs 4 and 5, the Employee will have no right to payment of any such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured right to acquire Shares in the Company, payable (if at all) only from the general assets of the Company.

4.             Vesting Schedule.  Subject to paragraph 5, the RSUs awarded by this Agreement will vest in the Employee according to the Vesting Schedule set forth on the first page of this Agreement, subject to the Employee’s remaining in Continuous Service through such vesting period(s) or date(s).

5.             Forfeiture.

(a)           Upon Failure to Attain Performance Targets.  On the Determination Date, that number of RSUs calculated by subtracting the Vesting Eligible RSUs from the Total Grant shall be forfeited at no cost to the Company and the Employee shall have no further rights thereunder.

(b)           Upon Termination as Service Provider.  Notwithstanding any contrary provision of this Agreement, if the Employee terminates Continuous Service for any or no reason, the then-unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Employee shall have no further rights thereunder.  To the extent not already paid, RSUs that vest in accordance with the Vesting Schedule shall be paid following the Employee’s termination of Continuous Service in accordance with Section 6 below.

6.             Payment of Shares after Vesting.

(a)           Shares subject to any RSUs that vest in accordance with the Vesting Schedule will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in whole Shares on the Vesting Start Date and on each of the first three (3) anniversaries of the Vesting Start Date  subject to 6(b) below (the Vesting Start Date and each such anniversary a “Distribution Date”), in each case not later than ten (10) days following each Distribution Date, with respect to Shares subject to those RSUs that have vested prior to each such date (without regard to whether the Employee is employed on such Distribution Date).

(b)           The Employee hereby consents that to the extent determined appropriate by the Company all taxes including but not limited to, any federal, state, local and other withholding taxes with respect to such RSUs, will be paid by reducing the number of Shares actually paid to the Employee the Company shall withhold, or procure a withholding, from any distribution or any payment hereunder, or require payment of, any taxes and social security due in connection with the RSUs.  If appropriate, the Shares delivered to the Employee in connection with this award of RSUs will be reduced to satisfy any withholding obligations.

7.             Rights as Shareholder.

(a) Prior to the Distribution Date, the Employee shall not be treated as the owner of the Shares, the

Employee shall not have any rights as a shareholder as to those Shares and the Employee shall have only a contractual right to receive them, unsecured by any assets of the Company or any affiliate.

(b) Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a Shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee.

8.             No Effect on Employment.  This Agreement is not an employment contract, and nothing herein shall be deemed to create in any way whatsoever any obligation on the Employee’s part to continue in the employ of the Company, or of the Company to continue the Employee’s employment with the Company.

9.             Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company (attention: Chief Financial Officer, Langstone Road, Havant, P09 1SA, United Kingdom), or at such other address as the Company may hereafter designate in writing.  Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Employee, ten (10) days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified on the first page of this Agreement or at such other address as the Employee may hereafter designate by written notice to the Company.

10.           Transferability.  Except as approved by the Committee and to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby, including without limitation the Shares issuable following the vesting of the RSUs, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until, with respect to whole Shares issuable following the vesting of the RSUs, such shares are issued pursuant to Section 6 above.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.           Binding Agreement.  Subject to the limitations on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.           Additional Conditions to Issuance of Shares.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13.           Committee Authority.  The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested).  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Employee, the Company and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

14.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15.           Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16.           Amendment.  The Committee may amend, terminate or revoke this Agreement in any respect to the extent determined necessary or desirable by the Committee in its discretion to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Employee expressly understands and agrees that no additional consent of Employee shall be required in connection with such amendment, termination or revocation.

APPENDIX B

ACHIEVEMENT RATIO

1.             Achievement Ratio.  The “Achievement Ratio” for any time period shall be equal to the sum of the following Performance Condition Weightings at its sole discretion, where the performance as determined by the Committee has been successfully achieved.

2.             Performance Condition Weightings

[Performance Criteria]

B-1